Exhibit 99.1
Investor Relations
+1 (937) 458-6600
ROBBINS & MYERS ANNOUNCES SECOND QUARTER 2009 RESULTS
Effective Execution in Difficult Conditions
DAYTON, OHIO, March 24, 2009...Robbins & Myers, Inc. (NYSE: RBN) today reported diluted net earnings per share (DEPS) of $0.46 for its fiscal second quarter ended February 28, 2009, as compared with $0.47 in the prior year second quarter. Current quarter results include benefits from a lower effective tax rate, and the prior year quarter includes benefits from a facility sale and favorable resolution of a tax matter.
Robbins & Myers’ sales in the second quarter of 2009 were $164 million, 11% lower than the comparable prior year results or 3% lower excluding the effects of currency translation. Orders of $128 million in the second quarter were 41% lower than the prior year comparable period. Excluding the impact from currency translation, orders decreased 35%.
Second quarter 2009 earnings before interest, taxes and minority interest (EBIT) were $21 million. The prior year second quarter EBIT of $26 million included a $1 million gain from the sale of a facility. The Company achieved EBIT margins of 12.7% in the current year quarter, slightly lower than the prior year comparable figure after adjusting for the facility sale gain.
“During the quarter we effectively met customer demand and achieved good profitability while carefully adjusting our cost structure to meet slowing global markets,” said Peter C. Wallace, President and Chief Executive Officer of Robbins & Myers, Inc. “Employment reductions were initiated and will continue into the third quarter, and we plan to implement government-supported employee furlough programs in certain international locations. Discretionary spending was cut sharply, we re-prioritized our capital spending programs and increased our focus on working capital to support cash flow improvements in the second half of the year. We continue to work closely with suppliers to maintain an effective value proposition for our customers.”
“The market declines experienced during our first quarter continued into the second quarter. We experienced a significant reduction in orders as customers took the opportunity to adjust their requirements for future product shipments, and this resulted in a rise in order cancellations. Each of our product platforms experienced customer order weakness in the second quarter, causing us to lower our sales and profit expectations for the second half of the year. We will continue to hone our cost structure for the balance of the year while pursuing key sales and profit initiatives, supported by our ample cash and credit capacity.”
The Company revised its fiscal 2009 DEPS expectations from $1.80-$2.00 to $1.35-$1.65 and forecasted third quarter DEPS of $0.20-$0.30.

Second Quarter Results by Segment
All comparisons are made against the comparable year-ago quarterly period unless otherwise stated.
The Fluid Management segment reported sales of $72 million and orders of $56 million, lower than prior year period sales of $77 million and orders of $74 million as a result of broad market weakness. EBIT fell $1 million to $20 million on lower sales, and EBIT margins of 27.0% were 40 basis points lower.
Difficult market conditions also affected the Company’s Process Solutions segment, which reported sales of $63 million in the second quarter and orders of $51 million, as compared with sales of $75 million and orders of $94 million in the second quarter of the prior year. The segment earned $5 million of EBIT in the second quarter of 2009, and EBIT margins decreased 260 basis points to 7.4% due to lower sales volume.
The Romaco segment reported lower customer demand with second quarter sales of $28 million, compared with $33 million in the prior year period, and orders of $21 million versus $48 million in the prior year period. Lower sales resulted in lower profitability, with the Romaco segment reporting EBIT of $0.4 million as compared with $2.1 million in the prior year, which included a $1 million gain from the sale of a facility.
Conference Call to Be Held Tomorrow, March 25 at 2:00 PM (Eastern)
A conference call to discuss these results has been scheduled for 2:00 PM Eastern on Wednesday, March 25, 2009, which can be accessed at www.robn.com or by dialing 800-259-0251 (US/Canada) or +1-617-614-3671, using conference ID #67980695. Replays of the call can be accessed by dialing 888-286-8010 (U.S./Canada) or +1-617-801-6888, both using replay ID # 18245371.
About Robbins & Myers
Robbins & Myers, Inc. is a leading supplier of engineered equipment and systems for critical applications in global energy, industrial, chemical and pharmaceutical markets.
In this release the Company refers to EBIT, a non-GAAP measure. The Company uses this measure to evaluate its performance and believes this measure is helpful to investors in assessing its performance. A reconciliation of this measure to net income is on our Condensed Consolidated Income Statement.
In addition to historical information, this press release contains forward-looking statements identified by use of words such as “expects,” “anticipates,” “believes,” and similar expressions. These statements reflect management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause actual results, performance or achievements to differ materially from those stated. The most significant of these risks and uncertainties are described in our Form 10-K and Form 10-Q reports filed with the Securities and Exchange Commission and include, but are not limited to: the cyclical nature of some of our markets; a significant decline in capital expenditures in our primary markets; a major decline in oil and natural gas prices; reduced demand due to the general worldwide economic downturn and general credit market crises; increases in competition; changes in the availability and cost of our raw materials; foreign exchange rate fluctuations; work stoppages related to union negotiations; customer order cancellations; business disruptions caused by the implementation of business computer systems; the possibility of product liability lawsuits that could harm our business; events or circumstances which result in an impairment of assets; the potential impact of U.S. and foreign legislation, government regulations, and other governmental action, including those relating to export and import of products and materials, and changes in the interpretation and application of such laws and regulations; the outcome of audit, compliance, administrative or investigatory reviews; and decline in the market value of our pension plans’ investment portfolios affecting our financial condition and results of operations. Except as otherwise required by law, we do not undertake any obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date hereof.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

(in thousands)	February 28, 2009	August 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$72,125	$123,405
Accounts receivable	130,411	153,648
Inventories	113,095	109,797
Other current assets	7,308	8,017
Deferred taxes	12,389	13,476

Total Current Assets	335,328	408,343

Goodwill & Other Intangible Assets	257,447	285,759
Deferred Taxes	21,398	21,969
Other Assets	9,745	10,931
Property, Plant & Equipment	126,307	137,715

	$750,225	$864,717

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$61,971	$86,012
Accrued expenses	80,894	102,876
Current portion of long-term debt	762	3,192

Total Current Liabilities	143,627	192,080

Long-Term Debt — Less Current Portion	30,305	30,435
Deferred Taxes	44,729	44,628
Other Long-Term Liabilities	92,613	97,557
Shareholders’ Equity	438,951	500,017

	$750,225	$864,717

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENT
(Unaudited)

	Three Months Ended		Six Months Ended
	February 28,	February 29,	February 28,	February 29,
(in thousands, except per share data)	2009	2008	2009	2008

Sales	$163,825	$184,932	$341,796	$358,468
Cost of sales	107,049	118,697	217,044	229,371

Gross profit	56,776	66,235	124,752	129,097
SG&A expenses	35,941	41,113	77,523	80,754
Other income	0	(1,099)	0	(1,099)

Income before interest and income taxes	20,835	26,221	47,229	49,442
Interest expense, net	90	779	143	1,506

Income before income taxes and minority interest	20,745	25,442	47,086	47,936
Income tax expense	5,290	8,583	14,247	16,538
Minority interest	392	522	568	1,123

Net income	$15,063	$16,337	$32,271	$30,275

Net Income Per Share:
Basic	$0.46	$0.47	$0.96	$0.88
Diluted	$0.46	$0.47	$0.96	$0.88

Weighted Average Common Shares Outstanding:
Basic	32,802	34,488	33,620	34,429
Diluted	32,804	34,620	33,679	34,548

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED BUSINESS SEGMENT INFORMATION
(Unaudited)

	Three Months Ended		Six Months Ended
	February 28,	February 29,	February 28,	February 29,
(in thousands)	2009	2008	2009	2008

Sales
Fluid Management	$72,318	$76,509	$154,588	$148,864
Process Solutions	63,056	74,952	135,340	145,801
Romaco	28,451	33,471	51,868	63,803

Total	$163,825	$184,932	$341,796	$358,468

Income (Loss) Before Interest and Income Taxes (EBIT)
Fluid Management	$19,553	$20,970	$44,193	$39,418
Process Solutions	4,667	7,474	11,536	15,430
Romaco	442	2,106	(1,001)	3,651
Corporate and Eliminations	(3,827)	(4,329)	(7,499)	(9,057)

Total	$20,835	$26,221	$47,229	$49,442

Depreciation and Amortization
Fluid Management	$1,732	$1,531	$3,528	$3,184
Process Solutions	1,691	1,686	3,376	3,355
Romaco	500	430	982	882
Corporate and Eliminations	132	127	262	349

Total	$4,055	$3,774	$8,148	$7,770

Orders
Fluid Management	$55,831	$74,212	$140,258	$157,004
Process Solutions	51,346	93,983	125,027	171,399
Romaco	21,119	47,795	47,844	81,508

Total	$128,296	$215,990	$313,129	$409,911

Backlog
Fluid Management	$44,086	$51,097	$44,086	$51,097
Process Solutions	100,783	138,189	100,783	138,189
Romaco	40,558	74,307	40,558	74,307

Total	$185,427	$263,593	$185,427	$263,593

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Three Months Ended		Six Months Ended
	February 28,	February 29,	February 28,	February 29,
(in thousands)	2009	2008	2009	2008

Operating activities:
Net income	$15,063	$16,337	$32,271	$30,275
Depreciation and amortization	4,055	3,774	8,148	7,770
Other, net	(13,895)	5,052	(35,494)	(19,244)

Cash provided by operating activities	5,223	25,163	4,925	18,801

Investing activities:
Capital expenditures, net of nominal disposals	(3,667)	(3,830)	(7,044)	(8,755)
Proceeds from sale of facility	0	3,996	0	3,996
Acquisition of business, net of cash acquired	0	(5,061)	0	(5,061)

Cash used by investing activities	(3,667)	(4,895)	(7,044)	(9,820)

Financing activities:
(Payments) Proceeds of long-term debt, net	(1,213)	1,897	(2,195)	1,136
Share repurchases	0	0	(39,114)	0
Other, net	(1,026)	(351)	(1,757)	1,543

Cash (used) provided by financing activities	(2,239)	1,546	(43,066)	2,679
Exchange rate impact on cash	(1,529)	949	(6,095)	3,004

(Decrease) Increase in cash	(2,212)	22,763	(51,280)	14,664
Cash at beginning of period	74,337	108,011	123,405	116,110

Cash at end of period	$72,125	$130,774	$72,125	$130,774